This slide is not for distribution in isolation and must be
viewed in conjunction with the accompanying term sheet,
product supplement, underlying supplement, prospectus
supplement and prospectus, which further describe the
terms, conditions and risks associated with the notes.
Capped Contingent Buffered Equity Notes Linked to the
FTSE[R] China A50 Index due June 2, 2016

The notes are designed for investors who seek unleveraged
exposure to the appreciation of the FTSE[R] China A50 Index
up to a maximum return that will not be less than 16.00% at
maturity. Investors should be willing to forgo interest and
dividend payments and, if the Ending Index Level is less
than the Initial Index Level by more than 25%, be willing
to lose all of their principal amount at maturity. Any
payment on the notes is subject to the credit risk of
JPMorgan Chase and Co.

[GRAPHIC OMITTED]

Trade Details/Characteristics
Reference Index:
Upside Leverage Factor:
Maximum Return:

 Contingent Buffer Amount:
 Index Return:
Initial Index Level:
Ending Index Level
Payment at Maturity:

Pricing Date:
Ending Averaging Dates:
Preliminary Termsheet

The FTSE[R] China A50 Index (Bloomberg ticker: XIN9I) (the
"Index")
1.0
At least 16.00% .
For example, if the Index Return is equal to or greater
than 16.00%, you will receive the Maximum Return of 16.00%,
which entitles you
to a maximum payment at maturity of $1,160 per $1,000
principal amount note that you hold.

25%
(Ending Index Level -- Initial Index Level) / Initial Index
Level
The Index closing level on the pricing date.
The arithmetic average of the closing levels of the Index
on each of the five Ending Average Dates.
If the Ending Index Level is greater than the Initial Index
Level, at maturity you will receive a cash payment that
provides you with a
return per $1,000 principal amount note equal to the Index
Return, subject to the Maximum Return. Accordingly, if the
Ending Index
Level is greater than the Initial Index Level, your payment
at maturity per $1,000 principal amount note will be
calculated as follows:

$1,000 +($1,000 x Index Return), subject to the Maximum
Return
If the Ending Index Level is equal to or less than the
Initial Index Level by up to 25%, you will receive the
principal amount of your notes
at maturity.
If the Ending Index Level is less than the Initial Index
Level by more than 25%, you will lose 1% of the principal
amount of your notes for
every 1% that the Ending Index Level is less than the
Initial Index Level by more than 25%, and your payment at
maturity per $1,000
principal amount note will be calculated as follows:
$1,000 + [$1,000 x (Index Return)]
If the Ending Index Level is less than the initial level by
more than 25%, you will lose more than 25% of your
principal amount and may
lose all of your principal amount at maturity.
May 15, 2015
May 23, 2016, May 24, 2016, May 25, 2016, May 26, 2016, and
May 27, 2016 (the Final Ending Averaging Date)
http://www.sec.gov/Archives/edgar/data/19617/00011931251518
3654/d925005dfwp.htm

Please see the term sheet hyperlinked above for additional
information about the notes, including JPMS's estimated
value, which is the estimated value of the notes when the
terms are set.

Risk Considerations
The risks identified below are not exhaustive. Please see
the term sheet hyperlinked above for more information.
[] Your investment in the notes may result in a loss.
[] The appreciation potential of the notes is limited, and
you will not participate in any appreciation in the
Reference Index above the Maximum Return.
[] Any payment on the notes is subject to the credit risk
of JPMorgan Chase and Co.
[] JPMorgan Chase and Co. and its affiliates play a variety
of roles in connection with the issuance of the notes,
including acting as calculation agent and hedging JPMorgan
Chase and Co.'s
obligations under the notes. Their interests may be adverse
to your interests.
[] The benefit provided by the contingent buffer may
terminate on the final Ending Average Date.
[] Lack of liquidity - J.P. Morgan Securities LLC ("JPMS")
intends to offer to purchase the notes in the secondary
market but is not required to do so. Even if there is a
secondary market, it may
not provide enough liquidity to allow you to trade or sell
the notes easily.
[] JPMS's estimated value does not represent the future
value of the notes and may differ from others' estimates.
[] JPMS's estimated value will be lower than the issue
price (price to the public) of the notes.
[] JPMS's estimated value is not determined by reference to
credit spreads for our conventional fixed rate debt.
[] Secondary market prices of the notes will likely be
lower than the price you paid for the notes and will be be
impacted by many economic and market factors.
[] No interest or divident payments or voting rights on the
Index.
[] Risks related to non-U.S. issues of equity securities
located in emerging markets countries.
[] No direct exposure to fluctuations in foreign exchange
rates; however, currency fluctuations could affect the
performance of the Index.

Hypothetical Return for the Notes at Maturity

[GRAPHIC OMITTED]

The following table illustrates the hypothetical total
return at maturity on the notes. The "total return" as used
herein is the number, expressed as a percentage, that
results from comparing the payment at maturity per $1,000
principal amount note to $1,000.
Each hypothetical total return or hypothetical payment at
maturity set forth above and below assumes an Initial Index
Level of 13,800 and a Maximum Return of 16.00% .

The actual Maximum Return will be determined on the pricing
date and will not be less than 16.00% .

Hypothetical Examples of Amounts Payable at Maturity

Ending Index Level Index Return Total Return
------------------ ------------ ------------
    24840.00         80.00%       16.00%
    20700.00         50.00%       16.00%
    19320.00         40.00%       16.00%
    17940.00         30.00%       16.00%
    16008.00         16.00%       16.00%
    15456.00         12.00%       12.00%
    15180.00         10.00%       10.00%
    14490.00          5.00%       5.00%
    14145.00          2.50%       2.50%
------------------ ------------ ------------
    13800.00          0.00%       0.00%
    13110.00         -5.00%       0.00%
    12420.00         -10.00%      0.00%
    11040.00         -20.00%      0.00%
    10350.00         -25.00%      0.00%
    10348.62         -25.01%      -25.01%
    5520.00          -60.00%      -60.00%
    1380.00          -90.00%      -90.00%
     0.00            -100.00%    -100.00%
------------------ ------------ ------------

SEC Legend: JPMorgan Chase and Co. has filed a registration
statement (including a prospectus) with the SEC for any
offerings to which these materials relate. Before you
invest, you should read the prospectus in that registration
statement and the other documents relating to this offering
that JPMorgan Chase and Co. has filed with the SEC for more
complete information about JPMorgan Chase and Co. and this
offering. You may get these documents without cost by
visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any
dealer participating in the this offering will arrange to
send you the prospectus, the prospectus supplement as well
as any relevant product supplement, underlying supplement
and term sheet if you so request by calling toll-free
866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its
affiliates do not provide tax advice. Accordingly, any
discussion of U.S. tax matters contained herein (including
any attachments) is not intended or written to be used, and
cannot be used, in connection with the promotion, marketing
or recommendation by anyone unaffiliated with JPMorgan
Chase and Co. of any of the matters address herein or for
the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for
each investor, and the financial instruments described
herein may not be suitable for all investors. This
information is not intended to provide and should not be
relied upon as providing accounting, legal, regulatory or
tax advice. Investors should consult with their own
advisors as to these matters.
This material is not a product of J.P. Morgan Research
Departments. Filed pursuant to Rule 433 Registration
Statement No. 333-199966 Dated: May 12,2015